Exhibit 10.3

January 13, 2026

Sanket Ray

Dear Sanket,

I am delighted to confirm your promotion to President, INSWA and Emerging Large Markets Lead, with an effective date of March 31, 2026. You will report to me. The information contained in this letter provides the terms and compensation details of this position, all of which are pending approval of the Talent and Compensation Committee of the Board. All payments set forth below are subject to tax and withholding.

•Your annual Fixed Cost to the Company for your new position will be INR 55,000,000. You will be eligible to receive the standard allowances and benefits that are typical in India. Your next base salary review will be in April 2027.

•Your principal place of assignment will continue to be Gurugram, India. Your employer in India will be Coca-Cola India Private Limited.

•You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your new position is 100% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•You will be expected to acquire and maintain share ownership at a level equal to two times your base salary. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2031, to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•This letter is provided as information and does not constitute an employment contract.

Sanket Ray
January 13, 2026

Sanket, I feel certain that you will continue to find challenge, satisfaction, and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Henrique Braun

Henrique Braun
EVP and Chief Operating Officer

cc:    Margie Lewis
Executive Compensation
Advanced Care

I, Sanket Ray, accept this offer.

Signature: /s/ Sanket Ray

Date: January 15, 2026